Exhibit 10.2

November 8, 2024

Mr. Lawrence Lin

Dear Lawrence:

On behalf of Azenta, it is my pleasure to offer you the position of Executive Vice President and Chief Financial Officer. It is intended that you would join Azenta as Executive Vice President, Finance, and you would assume the role of Chief Financial Officer after the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 is filed with the Securities and Exchange Commission.

In this executive officer role, you will report directly to the Chief Executive Officer and have responsibility for all financial and fiscal management aspects of the Company to include building and executing a business plan while establishing long range strategic and financial objectives to expand the scope and profitability of Azenta. You will work with our executive leadership team to establish positive relationships with our customers, shareholders, and our employees.

A summary of the terms are as follows:

1.	Your anticipated start date shall be on or about November 13, 2024.

2.	Your primary office will be located at the Company’s corporate headquarters in Burlington, Massachusetts. You will also be expected to travel to the Company’s other global locations as appropriate.

3.

Your base salary will be set at $540,000 annually and paid biweekly. Subsequent salary reviews for executive positions are normally conducted annually and any adjustments become effective in January. Your base salary will first be reviewed after the completion of fiscal year 2025.

4.

You are eligible to participate in the annual Incentive Compensation Plan (ICP) for FY 2025 (plan year beginning October 1, 2024), with an annual target of 80% of base salary. Payment of variable compensation is subject to meeting aggressive but achievable corporate financial goals and individual performance for the corresponding fiscal year. For the FY 2025 stub year, your earned salary will be used to calculate your ICP payout.

5.

Subject to final Board approval, you will be a participant in the Company’s Long Term Incentive Plan (LTIP) for the FY 2025-2027 period. This grant will have a value of $1,998,000 of which 50% of the value will be provided as performance share units (PSUs) and 50% in time-based restricted stock units (RSUs) that will vest annually over three years on a pro-rata basis from the grant date. You will be eligible for any subsequent LTIP grants as approved by the Board as part of our annual stock grant allocation.

6.	In recognition of your 2024 performance bonus you will be forfeiting with your current employer, Azenta:

6.1.

Will pay you a new hire cash bonus in the amount of $250,000 payable soon after your start date. This bonus will be subject to a claw back of 100% of the amount paid if you voluntarily resign without Good Reason within the first year of your hire date and 50% of the amount paid if you voluntarily resign within the second year of your tenure.

6.2.

Additionally, subject to final Board approval, you will be eligible for a separate equity grant of $250,000 (the “Make-Whole Award”) consisting of 100% time-based RSUs that will vest 50% on each of the first two anniversary dates of your hire, subject to a continuing service requirement.

7.	The following is the basis for severance eligibility in the unlikely event we separate our employment relationship.

●	If you voluntarily terminate employment without Good Reason or Azenta terminates your employment with Cause, the Company will provide you with your pro-rata base salary up to your termination date.

●

If Azenta terminates your employment without Cause (other than in connection with death or disability) or for Good Reason unrelated to a Change in Control, you will be eligible for salary continuation payments at your then current base salary for a period of twelve months from your termination date. In addition, you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees while you are receiving salary continuation payments. Further, the portion of the Make-Whole Award, that is scheduled to vest in the twelve-month period immediately following such termination date, shall immediately become fully vested. Any such severance benefits will be conditioned upon your signing the Company’s customary Separation Agreement and Waiver of Claims. In addition, you cannot terminate employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within forty-five (45) days of the expiration of the applicable cure period, then you will be deemed to have waived the right to terminate for Good Reason with respect to such occurrence.

●

If, within one year following a Change in Control, if your employment is terminated without Cause (other than in connection with death or disability) or you terminate your employment for Good Reason, you will be eligible for a lump sum payment equal to 1x your then current annual base salary and a pro-rated bonus for the year in which the termination occurs. In addition, the Company shall continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees for a period of two years from such termination. Any payment of the foregoing amounts will be conditioned upon your signing the Company’s customary Separation Agreement and Waiver of Claims.

●

For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), each installment of salary continuation or other payment shall be deemed to be a “separate payment” (within the meaning of Section 409A), and each payment shall be deemed exempt from the definition of nonqualified deferred compensation to the fullest extent possible under the short-term deferral exception and the involuntary separation pay exception of the Section 409A regulations. The Company’s obligations with respect to salary continuation and other separation payments shall also comply with the rules and regulations regarding the timing of such payments for “specified employees.”

For the purposes of this offer letter, the following definitions shall apply:

“Cause” means, the good faith determination by the Company of any of the following: (i) your engaging in any acts of fraud, theft, or embezzlement involving the Company or its affiliates; (ii) your willful or gross neglect of, or repeated refusal or willful failure to perform the material duties or responsibilities of your position; (iii) your engaging in any willful material act of dishonesty in connection with your responsibilities to the Company and/or any of its affiliates; (iv) your indictment, including any plea of guilty or nolo contendere, of any felony or crime of moral turpitude which the Company reasonably determines is relevant to your position with the Company or is damaging to the reputation or business of the Company or its affiliates; (v) any conduct or omission which could reasonably be expected to, or which does, cause the Company or any of its affiliates public disgrace, disrepute or economic harm; (vi) your material violation of any written policies or procedures of the Company or its affiliates; (vii) your being found liable in any SEC or other civil or criminal securities law action, or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability); and/or (viii) your breach of any of the material terms of this offer letter or any other written agreement with the Company or its affiliates.

“Good Reason” means, without your express written consent, the occurrence of any one or more of the following conditions: (i) a material breach of this offer letter by the Company; (ii) a change in your title or a material diminution of your duties, responsibilities or authority resulting in duties, responsibilities or authority in material respects inconsistent with the duties, responsibilities or authority of the role of Chief Financial Officer of the Company; (iii) a reduction of your Base Salary (other than as part of an across-the-board reduction of senior executives of the Company); (iv) the relocation of your primary office to a location more than sixty (60) miles from the Company’s headquarters in Burlington, Massachusetts; or (v) any requirement that you report to someone other than the Chief Executive Officer of the Company.

“Change in Control” shall mean the Company consummates a transaction that constitutes a “change in ownership” or a “change in the ownership of substantial assets” of the Company as defined in Treasury Regulation Section 1.409A-3(i)(5), as further defined in subsections (i) and (ii) below.

(i)

A “change in ownership” of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires equity interest of the Company that, together with the equity interest held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the Company, provided, however, that it shall not be considered a Change in Control if one or more of the members in the Company as of the date of this Agreement acquire additional equity interest in the Company.

(ii)

A “change in the ownership of substantial assets” of the Company shall occur on the earlier date that: (x) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; and (y) the Company undergoes a merger, reorganization or other consolidation in which the members representing all of the voting power of the Company immediately prior to such merger, reorganization or consolidation own less than 50% of the surviving entity’s voting power immediately after the transaction.

8.

You will be eligible for our Company sponsored benefit plans. Azenta currently pays a majority (approximately 70%) of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance. The Company also offers a 401(k) savings and retirement plan with a 4.5% company match, an Employee Stock Purchase Plan with a minimum 15% discount, a non-qualified Deferred Compensation Plan, and a Flexible Leave time off policy. Enclosed is a summary of these plans.

You will be required to successfully complete the Company’s customary background check process. This offer will remain open until November 11, 2024. If accepted, you will also be required to execute our standard Employee Non-Solicitation and Proprietary Information Agreement and agree to the Company’s claw back terms. Both forms are enclosed. This letter agreement is a binding contract and may not be modified or amended except by a written agreement, signed by the Company and by you.

We are truly excited with the prospect of you joining Azenta and working with you to realize the full value of our Company.

Please sign and return one copy of this letter to Olga Pirogova in Human Resources at olga.pirogova@azenta.com. Thank you.

Sincerely yours,

/s/ Jophn Marotta

John Marotta

President and Chief Executive Officer

cc:	Olga Pirogova SVP, CHRO

File

Enclosures

Acceptance:	s/ Lawrence Lin	November 11, 2024
	Signature	Date

November 13, 2024
Start Date